UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 12, 2015

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 12, 2015, Orgenesis Inc. (the “Company”), MaSTherCell SA and Cell Therapy Holding SA (collectively “MaSTherCell”) and each of the shareholders of MaSTherCell (the “MaSTherCell Shareholders”), entered into an amendment (“Amendment No. 2”) to the Share Exchange Agreement originally entered into by such parties on November 6, 2014 (the “Original Agreement”) and pursuant to which the Company acquired, on March 2, 2015, from the MaSTherCell Shareholders all of the issued and outstanding shares of MaSTherCell in consideration of shares of the Company’s common stock. Under Amendment No. 2, the conditions under which the MaSTherCell Shareholders under the Original Agreement could unwind the transaction has been extended to November 30, 2015. Originally, the condition to unwind was to expire on November 12, 2015. If the transaction is unwound, MaSTherCell Shareholders would return all shares of the Company issued to them and MaSTherCell would return all loans advanced by the Company.

Under Amendment No. 2, the Company has agreed to remit to MaSTherCell, by way of an equity investment, the sum of EUR 3.8 million by November 30, 2015 (the “Initial Investment”), to be followed by a subsequent equity investment by December 31, 2015 in MaSTherCell of EUR 1.2 million. These equity investments will be made out of the proceeds from equity or equity linked investments and/or credit facilities that the Company is required to have in place on or before November 30, 2015 in the aggregate amount of at least $10 million (the “Post Closing Financing”). The extended right of the MaSTherCell Shareholders to unwind the transaction may be exercised by them only if the Company has not achieved the Post Closing Financing and/or completed the Initial Investment by November 30, 2015. The unwind right is exercisable upon written notice furnished by MaSTherCell no later than December 10, 2015.

A copy of Amendment No. 2 is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On November 12, 2015, the Company, through its wholly owned Israeli subsidiary Orgenesis Ltd. (“Orgenesis Ltd.”), entered into a Collaboration Agreement (the “Collaboration Agreement) with Biosequel LLC, a company incorporated and existing under the laws of Russia (“Biosequel”) to collaborate, on a non-exclusive basis, in carrying out clinical trials and eventually marketing the Company’s products in Russia, Belarus and Kazakhstan. The collaboration is divided into two stages, with the first focused on obtaining the requisite regulatory approvals for conducting clinical trials, as well as performing all clinical and other testing required for market authorization in the defined territory. The second stage will focus on marketing the products and will be subject to successful market acceptance. Biosequel will fund the costs for the first stage, which is expected to last for five or more years, but may terminate earlier if the necessary regulatory approvals are not obtained by the second anniversary of the agreement. The Collaboration Agreement is also terminable under certain limited conditions relating to a party’s insolvency or bankruptcy related event or breach of a material term of the agreement and force majeure events.

This Current Report on Form 8-K contains forward-looking statements relating to the parties’ collaboration plans. Undue reliance should not be placed on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Item 9.01	Financial Statements and Exhibits.

10.1	Amendment No. 2 to Share Exchange Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:

/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary

November 13, 2015